                                  EXHIBIT  12
                                  -----------

                       FERRO CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES


                                                      DECEMBER       DECEMBER
 (DOLLARS IN THOUSANDS)                                 1995           1994
                                                     ---------      ---------

   Earnings:
      PRE-TAX INCOME                                    80,159         74,306
      ADD: FIXED CHARGES                                16,963         12,774
      LESS: INTEREST CAPITALIZATION                       (687)        (1,041)
                                                     ---------      ---------

                  TOTAL EARNINGS                        96,435         86,039
                                                     =========      =========


   FIXED CHARGES:
      INTEREST EXPENSE                                  15,226         10,933
      INTEREST CAPITALIZATION                              687          1,041
      INTEREST PORTION  OF RENTAL EXPENSE                1,050            800
                                                     ---------      ---------

               TOTAL FIXED CHARGES                      16,963         12,774
                                                     =========      =========


                  TOTAL EARNINGS                        96,435         86,039

   DIVIDED BY:
               TOTAL FIXED CHARGES                      16,963         12,774
                                                     ---------      ---------


                       RATIO                              5.69           6.74



 NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE ARE CONSERVATIVE ESTIMATES BASED ON ACTUAL AMOUNTS FROM PRIOR YEARS.